News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

Release	Immediate Release
Contact	Investors: Bradley Alexander (281) 260-3665
Media:	Ellen Bates (281) 445-6559

         Michael King (281) 931-2540

FMC Technologies Reports Third Quarter 2011

Diluted Earnings per Share of $0.50

Highlights:

•	Record subsea revenue of $824 million

•	Record fluid control revenue and earnings

•	Third quarter subsea systems orders of $731 million

•	Full year 2011 diluted earnings per share guidance raised to $1.70 to $1.75

HOUSTON, October 25, 2011 – FMC Technologies, Inc. (NYSE:FTI) today reported third quarter 2011 revenue of $1.3 billion, up 34 percent from the prior-year quarter. Diluted earnings per share were $0.50 compared to $0.33 in the prior-year quarter.

Total inbound orders of $1.3 billion included $731 million in subsea systems orders. Backlog for the Company is at $4.6 billion including subsea systems backlog of $3.8 billion.

“The third quarter represented the largest subsea sales in our history,” said John Gremp, President and CEO of FMC Technologies. “We anticipate an even larger fourth quarter as we establish a new high mark for annual subsea revenue. We continue to expect an expanding subsea market in 2012 as the deepwater market continues to strengthen and our customers remain committed to their long term projects. For the second consecutive quarter, Energy Processing had record revenue as the fluid control business continues to benefit from the expansion of the North American pressure pumping market.”

FMC Technologies Reports Third Quarter 2011 Diluted Earnings per Share of $0.50	2

Review of Operations – Third Quarter 2011

Energy Production Systems

Energy Production Systems’ third quarter revenue was $1.0 billion, up 32 percent from the prior-year quarter. This increase came primarily from subsea systems, with revenue of $824 million, which was up 33 percent from the prior-year quarter.

Energy Production Systems’ operating profit of $114.8 million increased eight percent from the prior-year quarter, with increased sales volume partially offset by lower margins in both subsea systems and surface wellhead.

Energy Production Systems’ inbound orders for the third quarter were $934 million, including subsea systems orders of $731 million. Backlog for Energy Production Systems was $4.1 billion, including $3.8 billion in subsea systems at the end of the third quarter.

Energy Processing Systems

Energy Processing Systems’ third quarter revenue of $285.7 million was 48 percent higher than the prior-year quarter. The increase came mainly from fluid control with record revenue in the quarter, driven by strong North American pressure pumping activity. However, all of the processing businesses contributed to the increase.

Energy Processing Systems had record operating profit of $61.0 million in the third quarter, up 77 percent from the prior-year quarter. The increase was driven by higher volume in fluid control.

Energy Processing Systems’ inbound orders were $331.8 million in the third quarter led by strong orders in fluid control. Backlog for the segment finished the quarter at a record $459.4 million.

Corporate Items

Corporate expense in the third quarter was $9.3 million, a decrease of $0.9 million from the prior-year quarter. Other expense and revenue, net, was $2.7 million of income, a favorable variation of $17.9 million from the prior-year quarter due largely to $6.3 million in foreign currency gains in 2011 compared to a $3.0 million loss in 2010.

The Company ended the quarter with net debt of $193.6 million. Net interest expense was $2.4 million in the quarter.

The Company repurchased 1.5 million shares of common stock in the quarter, at an average cost of $40.04 per share.

FMC Technologies Reports Third Quarter 2011 Diluted Earnings per Share of $0.50	3

Depreciation and amortization for the third quarter was $27.1 million, up $0.8 million from the previous quarter. Capital expenditures for the third quarter totaled $84.2 million.

The Company recorded an effective tax rate of 27.4 percent for the third quarter.

Summary and Outlook

FMC Technologies reported third quarter diluted earnings per share of $0.50.

Total inbound orders of $1.3 billion included $731 million in subsea systems orders. Backlog for the Company stands at $4.6 billion, including subsea systems backlog of $3.8 billion.

The Company expects fourth quarter earnings of $0.46 to $0.51 per diluted share and has increased guidance for 2011 diluted earnings per share from continuing operations to a range of $1.70 to 1.75.

The outlook for 2012 looks strong with further growth in subsea systems revenue and a continuation of solid performance in fluid control.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World’s Most Admired Oil and Gas Equipment, Service Company in 2010, the Company has approximately 13,500 employees and operates 27 production facilities in 16 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and as modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its third quarter 2011 conference call at 9:00 a.m. EDT on Wednesday, October 26, 2011. The event will be available at www.fmctechnologies.com. An archived audio replay will also be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Revenue	$1,287.2	$960.0	$3,598.5	$3,022.8
Costs and expenses	1,114.0	848.2	3,180.5	2,607.6

	173.2	111.8	418.0	415.2
Other income (expense), net	(3.4)	3.6	1.5	(4.6)

Income before net interest expense and income taxes	169.8	115.4	419.5	410.6
Net interest expense	(2.4)	(1.8)	(6.0)	(6.5)

Income from continuing operations before income taxes	167.4	113.6	413.5	404.1
Provision for income taxes	45.7	32.5	110.5	126.8

Income from continuing operations	121.7	81.1	303.0	277.3
Income from discontinued operations, net of income taxes	—	0.3	—	0.3
Net income	121.7	81.4	303.0	277.6

Less: net income attributable to noncontrolling interests	(0.6)	(0.4)	(2.4)	(1.4)

Net income attributable to FMC Technologies, Inc.	$121.1	$81.0	$300.6	$276.2

Earnings per share attributable to FMC Technologies, Inc.:
Basic	$0.50	$0.34	$1.24	$1.13
Diluted	$0.50	$0.33	$1.23	$1.12

Weighted average shares outstanding:
Basic	241.4	241.5	241.7	243.7
Diluted	243.3	243.6	243.6	246.0

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Revenue
Energy Production Systems	$1,012.8	$770.1	$2,836.8	$2,480.6
Energy Processing Systems	285.7	192.7	774.7	552.6
Other revenue (1) and intercompany eliminations	(11.3)	(2.8)	(13.0)	(10.4)

	$1,287.2	$960.0	$3,598.5	$3,022.8

Income before income taxes
Segment operating profit
Energy Production Systems	$114.8	$105.9	$294.3	$393.1
Energy Processing Systems	61.0	34.5	158.6	91.3

Total segment operating profit	175.8	140.4	452.9	484.4

Corporate items
Corporate expense	(9.3)	(10.2)	(28.3)	(29.3)
Other revenue and other expense, net (1)	2.7	(15.2)	(7.5)	(45.9)
Net interest expense	(2.4)	(1.8)	(6.0)	(6.5)

Total corporate items	(9.0)	(27.2)	(41.8)	(81.7)

Income from continuing operations before income taxes attributable to FMC Technologies, Inc.	$166.8	$113.2	$411.1	$402.7

(1)	Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Inbound Orders
Energy Production Systems	$933.5	$1,365.0	$3,213.7	$3,482.3
Energy Processing Systems	331.8	193.7	938.7	599.7

Subtotal Energy Systems	1,265.3	1,558.7	4,152.4	4,082.0
Other orders and intercompany eliminations	(11.9)	(2.0)	(14.6)	(6.4)

Total inbound orders	$1,253.4	$1,556.7	$4,137.8	$4,075.6

	September 30
	2011	2010
Order Backlog
Energy Production Systems	$4,148.8	$3,390.0
Energy Processing Systems	459.4	263.9

Subtotal Energy Systems	4,608.2	3,653.9
Intercompany eliminations	(6.0)	(4.3)

Total order backlog	$4,602.2	$3,649.6

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30, 2011 (Unaudited)	December 31, 2010
Cash and cash equivalents	$336.4	$315.5
Trade receivables, net	1,234.0	1,103.4
Inventories, net	722.5	566.5
Other current assets	398.7	359.9

Total current assets	2,691.6	2,345.3
Property, plant and equipment, net	715.9	609.0
Goodwill	268.5	274.8
Intangible assets, net	132.1	140.5
Investments	150.8	148.2
Other assets	102.1	126.4

Total assets	$4,061.0	$3,644.2

Short-term debt and current portion of long-term debt	$7.9	$12.2
Accounts payable, trade	455.2	344.1
Advance payments and progress billings	502.0	556.4
Other current liabilities	652.8	582.7

Total current liabilities	1,617.9	1,495.4
Long-term debt, less current portion	522.1	351.1
Other liabilities	402.7	475.4
FMC Technologies, Inc. stockholders' equity	1,506.5	1,311.7
Noncontrolling interest in consolidated companies	11.8	10.6

Total liabilities and equity	$4,061.0	$3,644.2

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Nine Months Ended September 30
	2011	2010
Cash provided (required) by operating activities:
Net income attributable to FMC Technologies, Inc.	$300.6	$276.2
Depreciation and amortization	78.8	77.1
Trade accounts receivable, net	(162.3)	(123.8)
Inventories, net	(167.8)	34.9
Accounts payable, trade	118.3	(40.1)
Advance payments and progress billings	(47.9)	(128.7)
Other	(0.9)	37.0

Net cash provided by operating activities	118.8	132.6

Cash provided (required) by investing activities:
Capital expenditures	(187.0)	(65.0)
Other investing	0.3	2.1

Net cash required by investing activities	(186.7)	(62.9)

Cash provided (required) by financing activities:
Net increase in debt	169.6	158.1
Issuance of capital stock	0.9	1.9
Purchase of stock held in treasury	(67.9)	(164.4)
Other financing	(10.5)	(13.4)

Net cash provided (required) by financing activities	92.1	(17.8)

Effect of changes in foreign exchange rates on cash and cash equivalents	(3.3)	(0.5)

Increase in cash and cash equivalents	20.9	51.4
Cash and cash equivalents, beginning of period	315.5	460.7

Cash and cash equivalents, end of period	$336.4	$512.1